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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to i2 Technologies, Inc. 2001 Non-Officer Stock Option/Stock Issuance Plan of our report dated January 26, 1998, except with respect to paragraph 3 of Note 4, as to which the date is August 15, 1998 and paragraph 4 of Note 4, as to which the date is March 10, 2000, with respect to the consolidated financial statements of Aspect Development, Inc. for the year ended December 31, 1997, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
August 15, 2001